SECOND AMENDMENT

AGREEMENT, dated as of November 10, 2022 (this "Agreement"), by and between Puritan Partners LLC, a New York limited liability company ("Puritan Partners") and Jupiter Neurosciences, Inc., a Delaware corporation (the "Company"), having its principal place of business at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of April 11, 2022, as amended, by and between Puritan Partners and the Company (the "Securities Purchase Agreement").

WHEREAS, Puritan Partners agreed to purchase pursuant to the Securities Purchase Agreement $1,111,111.11 principal amount of 10% Original Issue Discount Senior Secured Notes due April 11, 2023 (the "Note") and shares of Common Stock of the Company in the number set forth therein (the "Shares").

WHEREAS, the Company would like Puritan Partners to further amend certain provisions in the Securities Purchase Agreement and Note to delay by three months the monthly redemption payment requirement under the Note;

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. <u>Monthly Redemption Date</u>. The definition of "Monthly Redemption Date" set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

   "Monthly Redemption Date" means the eleventh of each month, commencing immediately upon February 11, 2023 and terminating upon the full redemption of this Note.

2. <u>Monthly Redemption Amount</u>. The definition of "Monthly Redemption Amount" set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

   "Monthly Redemption Amount" means, as to a Monthly Redemption, one third of the original principal amount at 110% of such principal amount, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Note.

3. The third sentence of Section 2.10 of the Securities Purchase Agreement shall be deleted in its entirety and hereby replaced with the following: In addition, upon closing, the Purchaser will receive 133.33% coverage (i.e. the face amount of the Note, i.e., $1,111,111.11 divided by the lesser of (i) the price/share of the last issuance of solely common stock (including options) of the Company, i.e., $8.10/share or (ii) the price per share of common stock (or if units are issued in the Qualified Offering , the price of units

sold in the Qualified Offering), in shares of common stock of the Company (or if units are issued in the Qualified Offering, units). The number of shares to be received at Closing shall be determined by using clause (i) above.

4. The parties agree that the definition of Qualified Offering in the Transaction Documents shall be revised to cover financings of at least $3.0 million.

5. In the event that Puritan Partners or any of its affiliates provides financial advisory services to the Company, the Company agrees to pay such party a customary fee (as mutually agreed by the parties) for such services.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

JUPITER NEUROSCIENCES, INC.

By: /s/ Christer Rosén

Name: Christer Rosén
Title: Chairman & Chief Executive Officer

Puritan Partners LLC

By: /s/ Richard Smithline

Name: Richard Smithline
Title: Managing Member